Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Hartman Short Term Income Properties XX, Inc. and Subsidiaries

We hereby consent to the use in this Amendment No. 3 to Form S-4 Registration Statement (No. 333-221930) (Registration Statement) of our report dated April 10, 2017 relating to the consolidated financial statements and Schedule III – Real Estate Assets and Accumulated Depreciation and Amortization of Hartman Short Term Income Properties XX, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2016 and 2015, included in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission, which are contained in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.
Houston, Texas
November 14, 2018